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                                                                    EXHIBIT 3(f)

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF DESIGNATION OF
                           OF SERIES A PREFERRED STOCK

                                       OF

                         NOVAMETRIX MEDICAL SYSTEMS INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                  The undersigned, William J. Lacourciere, Chairman of the Board, President and Chief Executive Officer of Novametrix Medical Systems Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify in accordance with the provisions of
Section 103 of the General Corporation Law of the State of Delaware as follows:

                  1. That pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of said Corporation, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, as of December 15, 1999, the Board of Directors of the Corporation increased the number of shares of the Series A Preferred Stock, $1.00 par value, of the Corporation from 50,000 shares to 90,000 shares, and adopted the following resolutions in connection therewith:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, this Board of Directors of the Corporation hereby increases the number of shares of Preferred Stock, $1.00 par value, of the Corporation authorized and designated as Series A Preferred Stock ("Series A Preferred Stock") from 50,000 shares to 90,000 shares, which Series A Preferred Stock shall be described and shall have the rights, preferences and privileges as set forth in the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 14, 1989; and it is

                  FURTHER RESOLVED, that the Certificate of Designation filed with the Secretary of State of the State of Delaware on March 14, 1989, is hereby amended by deleting Section (A) in its present form and substituting therefor a new Section (A) in the following form:

                           (A) Designation and Amount. An aggregate of 90,000
                  shares of Preferred Stock $1.00 par value, of the Corporation are hereby constituted as a series designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). Such number of shares may be increased or
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                  decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

                  2. The foregoing designation was authorized by resolution duly adopted by the Board of Directors of the Corporation as of December 15, 1999.


                                      * * *
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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Amendment to Certificate of Designation to be signed by its Chairman of the Board, President and Chief Executive Officer on the 29th day of December, 1999.

                                NOVAMETRIX MEDICAL SYSTEMS INC.



                                By  /s/ William J. Lacourciere
                                    -------------------------------------------
                                    William J. Lacourciere
                                    Chairman of the Board, President and Chief
                                    Executive Officer